Exhibit 5.1

August 22, 2011

Future Energy Corp.

840 23rd Street,

St. Georges, Quebec G5Y 4N6

Canada

Re:

Amended Registration Statement on Form S-1/A for Future Energy Corp., File No. 333-170201

Ladies and Gentlemen:

We have acted as counsel for Future Energy Corp., a Nevada corporation (the “Company”), in connection with a registration statement on Form S-1, as amended, (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), in connection with registration for the public offering of up to 50,000,000 units (the “Unit(s)”).

Each Unit consists of: (i) one share of common stock (the “Common Stock”); (ii) one quarter of one share purchase warrant with each whole warrant entitling the holder of the warrant to purchase an additional share of Common Stock at a price of $0.50 per share for a period of two years from the date of issuance; and (iii) one half of one share purchase warrant with each whole warrant entitling the holder of the warrant to purchase an additional share of Common Stock at a price of $1.00 per share for a period of two years from the date of issuance (both warrants are collectively referred to as the “Warrants”).

We have examined the originals or certified copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that: (i) the 50,000,000 Units being registered pursuant to the Registration Statement have been, or shall upon issuance, be issued as duly and validly authorized and issued, fully paid and non-assessable; (ii) the 87,500,000 shares of Common Stock underlying the Units and the Warrants will be, when sold, legally issued, fully paid and non-assessable; and, (iii) the Warrants underlying the Units will be, when sold, legal, binding obligations of the Company, enforceable in accordance with their respective terms.

We have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws as such laws presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.  We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.  We will file an updated legal opinion immediately prior to effectiveness.

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3033 Fifth Avenue, Suite 400  |  San Diego, CA 92103

TEL: 619.546.6100  |  FAX: 619.546.6060  |  www.carrillohuettel.com

We hereby consent to being named in the Form S-1 Registration Statement as having rendered the foregoing opinion. We also consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not represent that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Carrillo Huettel, LLP

Carrillo Huettel, LLP